Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball
Director of Finance and Investor Relations	Vice President, Marketing & PA
214-473-3969	214-473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad Provides EPS Guidance

PLANO, TX (January 12, 2004) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) announced that it expects for 2004 to achieve diluted earnings per share (“EPS”) from continuing operations of $2.28-2.36 on net revenue of $4.3-4.5 billion. This guidance incorporates the Company’s refined expectations regarding asset divestiture transactions, provision for doubtful accounts, and impact of recent Medicare legislation, among other things. The guidance excludes discontinued operations.

For the fourth quarter of 2003, the Company expects to report diluted EPS from continuing operations of approximately $0.47-0.49, excluding refinancing transaction costs of approximately $0.33. (Including the refinancing transaction costs, the Company expects diluted EPS from continuing operations of $0.14-0.16.) The guidance excludes discontinued operations. For the fourth quarter, the Company estimates that its inpatient admissions grew approximately 6% on a same-facility basis over the same period a year earlier, with slightly less than half of the growth attributable to an increase in upper respiratory cases, including influenza. The Company plans to issue a fourth quarter earnings release and conduct a related conference call during the week of February 23, 2004, and will provide further information about the date and time of the release and call in a future announcement.

Beyond 2004, the Company expects to achieve long-term annual EPS growth in at least the mid-teens percent range.

Asset Divestiture Transactions

The Company has completed, or made definitive decisions to complete, several asset divestiture transactions. First, Cambio Health Solutions, LLC, (“Cambio”), a subsidiary of the Company’s QHR management and consulting division, became an independent company in the fourth quarter of 2003; terms of the transaction have not been disclosed. Second, the Company completed a small asset divestiture in the fourth quarter of 2003 and will complete another small asset divestiture in the first quarter of 2004, for total proceeds of approximately $8 million. Third, the Company has signed a definitive agreement to sell El Dorado Hospital (“El Dorado”) in the first quarter of 2004 for $33 million plus working capital. Fourth, the Company has decided to terminate its lease on Medical Center at Terrell (“Terrell”) and to transfer operations of that hospital to a third party in the second quarter of 2004.

The Company expects the net impact of these completed and committed asset divestiture transactions to be essentially neutral to its operations in fourth quarter 2003 and in 2004. It expects to report the transactions and their operating results, if any, as discontinued operations in both periods. Discontinued operations are not incorporated into the Company’s guidance, either for fourth quarter 2003 EPS from continuing operations or for 2004 EPS from continuing operations. For fourth quarter 2003, the

Company expects to report a net gain related to these divestitures of approximately $2 million pretax (approximately $0.02 impact to EPS) and an operating loss of approximately $1.5 million pretax (approximately negative $0.02 impact to EPS), all in discontinued operations.

The Company expects during 2004 to sell two additional hospitals and three ambulatory surgery centers in the Kansas City area to HCA (NYSE: HCA) for approximately $136 million, upon HCA’s anticipated exercise of a call option to acquire them. The Company currently expects to execute the Kansas City sale in two phases: the hospitals early in the first quarter of 2004 for approximately $116 million, and the ambulatory surgery centers later in the first quarter for approximately $20 million. The Kansas City sale would result in elimination of approximately $18 million in annual cash flow from operations (from $18 million in annual rental revenue) and approximately $5 million in annual depreciation expense.

For fourth quarter 2003, the Company expects to report the operating results from the Kansas City assets as continuing operations because the transaction had not been committed by year-end; thus, the operating results of the Kansas City assets are included in the Company’s guidance for fourth quarter 2003 EPS from continuing operations. For 2004, the Company expects to report the anticipated sale of the Kansas City assets and their operating results, if any, as discontinued operations; thus, the impact of the expected sale of the Kansas City assets and their operating results are not included in the Company’s guidance for 2004 EPS from continuing operations. If the sale occurs, then the Company would expect to report, in discontinued operations, a pretax gain on sale of assets of approximately $82 million (approximately $0.62 impact to EPS).

The expected gain on sale of the Kansas City assets could be offset partially by a much smaller potential loss on the possible sale of another facility that the Company is presently evaluating. The Company has evaluated the carrying value of the fixed assets of this same facility for possible impairment indicators, as previously discussed in the Company’s third quarter Form 10-Q. The timing of any possible sale or potential impairment is uncertain. Any potential impairment is not incorporated into the Company’s guidance for fourth quarter 2003 EPS from continuing operations. Neither the possible sale nor potential impairment is incorporated into the Company’s guidance for 2004 EPS from continuing operations.

The Company is also working on other potential asset sales. The impact of these, depending upon which ones occur and when, could be modestly accretive or modestly dilutive to 2004 EPS. The potential impact of these other sales is not incorporated into the Company’s guidance for 2004 EPS from continuing operations.

Provision for Doubtful Accounts

The Company expects its provision for doubtful accounts to comprise approximately 10% of net revenue in 2004 (before implementation of a new charity care policy). The Company believes the provision will be subject to change – possibly positive or negative – throughout 2004 based on evolving business conditions and the effectiveness of Company actions in response, and this may impact 2004 EPS. (The Company expects to implement a new charity care policy sometime during 2004 that would reduce the provision as a percent of revenue but would similarly reduce revenue; as a result, the Company would expect the new policy to result in no significant net change to revenue-less-provision, earnings, or EPS.) The approximately 10% provision for doubtful accounts is incorporated into the Company’s guidance for 2004 EPS from continuing operations.

Refinancing Transaction Costs

The Company’s refinancing transaction costs are related to its November 2003 issuance of $600 million in 7% Senior Subordinated Notes, partly to refinance its existing $325 million 11% Senior Subordinated Notes. The Company incurred approximately $40 million in pretax expenses (approximately $0.33 impact to EPS) in the fourth quarter, including tender and consent payments, write-off of deferred loan costs, and write-off of an unamortized discount on the 11% Notes. The $0.33 impact of these costs is not included in the Company’s guidance for fourth quarter EPS of $0.47-0.49 from continuing operations excluding refinancing transaction costs.

The Company

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. The Company currently has 57 hospitals (including two under construction) and 15 ambulatory surgery centers in 18 states with approximately 9,810 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.